UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MERCER INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2013

TO THE SHAREHOLDERS OF MERCER INTERNATIONAL INC.

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Mercer International Inc. (the “Company”) will be held on May 31, 2013 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 9:00 a.m. (Vancouver time) for the following purposes:

1.	To elect eight directors nominated by the board of directors to serve until the 2014 Annual Meeting of Shareholders;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors;

3.	To conduct a non-binding advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on March 22, 2013 as the record date for the determination of shareholders entitled to vote at the meeting or any adjournment, postponement or rescheduling thereof.

For information on how to vote, please refer to the instructions on the accompanying proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 2 of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

April 17, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 31, 2013: Our proxy statement and our 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.mercerint.com by clicking on “2013 Annual General Meeting Materials”.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, OR VOTE USING THE INTERNET OR TELEPHONE, AS PROMPTLY AS POSSIBLE, IN ORDER TO ENSURE THE PRESENCE OF A QUORUM. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	9:00 a.m. (Vancouver time) on May 31, 2013

Place:	Terminal City Club 837 West Hastings Street Vancouver, British Columbia, Canada

Record Date:	March 22, 2013

Voting:	• Shareholders as of the Record Date are entitled to vote.

•     Please vote your Shares as soon as possible. Your broker will NOT be able to vote your Shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

•     Registered holders may vote in person at the annual meeting, via the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail, and beneficial Shareholders may vote in accordance with the instructions they receive from the bank, broker or other person who is the holder of record of their Shares.

• See page 2 of this proxy statement for more information.

Attending the Annual Meeting:	• In Person. Meeting starts at 9:00 a.m. (Vancouver time); doors open at 8:30 a.m. (Vancouver time).

• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals
Election of 8 directors	FOR EACH DIRECTOR NOMINEE	5
Ratification of PricewaterhouseCoopers LLP as our independent auditor for fiscal 2013	FOR	50
Advisory resolution on executive compensation	FOR	51

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Name					AC	CHRC	GNC	EHSC

Jimmy S.H. Lee	56	1985	President and Chief Executive Officer of the Company					X

Eric Lauritzen	74	2004	Retired, past President and Chief Executive Officer of Harmac Pacific, Inc.	X, LD			C

William D. McCartney	57	2003	President and Chief Executive Officer of Pemcorp Management Inc.	X	C		X

Graeme A. Witts	74	2003	Retired Managing Director of Sanne Trust Company Limited	X		X	X

Bernard Picchi	63	2011	Managing Director of Private Wealth Management for Palisade Capital Management, LLC	X		C

James Shepherd	60	2011	Businessman, past President and Chief Executive Officer of Canfor Corporation	X	X			C

Keith Purchase	69	2012	Retired, past Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd.	X		X		X

Nancy Orr	62	Nominee	Retired, past President of Dynamis Group Inc. and past Interim Chief Financial Officer of Redline Communications Inc.	X

C	Chair
AC	Audit Committee
CHRC	Compensation and Human Resources Committee
GNC	Governance and Nominating Committee
EHSC	Environmental, Health and Safety Committee
LD	Independent Lead Director

Corporate Governance Highlights

Board Independence
• Independent director nominees	7 of 8
• Independent lead director	Eric Lauritzen
• Independent board committees	AC, CHRC, GNC

Director Elections
• Frequency of board elections	Annual
• Voting standard for uncontested elections	Majority of votes cast

Board Meetings in 2012
• Full board meetings	10
• Independent director-only meetings	5

Board Committee Meetings in 2012
• Audit Committee	4
• Compensation and Human Resources Committee	4
• Governance and Nominating Committee	4
• Environmental, Health and Safety Committee	4

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually
• Board orientation	Yes

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes

Selected Financial and Operating Highlights

The chart below summarizes selected key Company financial and operating results for 2012 compared to 2011. (See our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this proxy statement, for additional details regarding the amounts reported in the table, including an explanation of our use of non-GAAP financial measures and a reconciliation to the comparable GAAP financial measures.)

	Year Ended December 31,
	2012	2011	Change (%)
	(in millions, other than pulp production and price per share)
Pulp production (‘000 ADMTs)	1,468.3	1,453.7	1
Pulp sales (‘000 ADMTs)	1,473.5	1,427.9	3
Average NBSK list price in Europe ($/ADMT)	$813	$956	15
Pulp revenues	€761.9	€831.4	8
Energy production (‘000 MWh)	1,704.1	1,640.4	4
Energy and chemical revenues	€72.3	€68.1	6
Total revenues	€834.1	€899.5	7
Operating EBITDA(1)	€107.1	€167.1	36
Net income (loss)	€(12.2)	€50.1	N.M.	(2)
Price per Share as of fiscal year end(3)	$7.16	$6.10	17

v

	December 31,
	2012	2011	Change (%)
Balance Sheet Data:	(in millions, other than ratios)
Cash and cash equivalents	€104.2	€105.1	1
Working capital	€208.6	€247.2	16
Long-term debt	€768.3	€807.6	5
Restricted Group(4) long-term debt	€260.2	€262.8	1
Ratios:
Long-term debt to equity	2.8 to 1	2.8 to 1	—
Restricted Group(4) long-term debt to equity	0.8 to 1	0.8 to 1	—

(1)	Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See the discussion of our results for the year ended December 31, 2012 compared to the year ended December 31, 2011 in our Form 10-K for the year ended December 31, 2012 incorporated by reference into this Proxy Statement.
(2)	The percentage change for net income (loss) is not meaningful as it is a comparison between positive and negative amounts. However, the overall decrease of $62.3 million compared to net income of $50.1 million represents a change of 124%.
(3)	Represents the closing market price of our Shares on the NASDAQ on December 31, 2012 and December 31, 2011.
(4)	Under the indenture governing our 9.5% Senior Notes due 2017, our “Restricted Group” is comprised of Mercer International Inc., our Rosenthal and Celgar mills and certain holding companies. It excludes our Stendal mill.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	Create an environment in which our executives are motivated to achieve superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our executives with the long-term interests of our Shareholders.

Some of the compensation practices we employ to achieve our objectives include:

What We do	What We Don’t Do

•    Deliver a significant portion of executives’ total direct compensation in the form of variable compensation

•    Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

•    Conduct annual “say-on-pay” advisory votes

•    Prohibit executives from engaging in hedging transactions in Mercer stock

•    Have single-trigger change-in-control executive contracts

•    Provide significant perquisites

•    Provide “defined benefit” retirement plans for our NEOs

•    Provide supplemental executive retirement plans for our executives

•    Provide excise tax gross-ups of perquisites

Auditors

As a matter of governance practices, our Audit Committee is asking shareholders to ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered accounting firm for 2013. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for 2012 and 2011

	Year Ended December 31,
	2012	2011
Audit Fees	$1,218,613	$1,260,681
Audit-Related Fees	$192,278	$32,613
Tax Fees	$264,510	$117,470

	$1,675,401	$1,410,764

Advisory Resolution to Approve Our Executive Compensation

We are asking shareholders to approve, on an advisory basis, our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. The advisory vote, commonly referred to as a “say-on-pay vote” gives shareholders the opportunity to vote on the compensation for Named Executive Officers that is disclosed in this Proxy Statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation for our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Since this say-on-pay vote is advisory, it will not be binding on our Board or the Compensation and Human Resources Committee. However, both the Board and the Committee value the opinion of shareholders and will review the voting results and take into consideration when making future decisions regarding executive compensation.

MERCER INTERNATIONAL INC.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual general meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 9:00 a.m. (Vancouver time) on May 31, 2013 (the “Meeting”), or any adjournment, postponement or rescheduling thereof. References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise.

If a proxy in the accompanying form (“Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, $1.00 par value (“Shares”) represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying notice of annual general meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at Proxy Services, c/o Computershare Investor Services, P.O. Box 43102, Providence RI 02940-5067. A Proxy may also be revoked by submitting another Proxy with a later date over the internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Under applicable Washington State law, abstentions and broker non-votes will be counted for the purposes of establishing a quorum for the Meeting.

Proxies for the Meeting will be solicited by the Company primarily by mail. Proxies may also be solicited personally by our directors, officers or regular employees without additional compensation. We may reimburse banks, broker-dealers or other nominees for their reasonable expenses in forwarding the proxy materials for the Meeting to beneficial owners of Shares. The costs of this solicitation will be borne by the Company.

This Proxy Statement, accompanying Proxy and our annual report for 2012, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2012, (the “2012 Annual Report”) will be mailed to Shareholders commencing on or about April 24, 2013. Our board of directors (the “Board”) has set the close of business on March 22, 2013 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy?

A:	The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:	Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 55,815,704 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:	We are asking you to: (i) vote for the election of the Company’s directors for the ensuing year; (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditors; and (iii) vote for the advisory approval of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the summary compensation table.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote in person at the Meeting, by mail, by phone or on the internet.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you attend the Meeting, you may vote as instructed at the Meeting. However, if you hold your Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the Meeting a Proxy delivered to you by such nominee reflecting your Share ownership as of the Record Date.

Voting on the Internet. Go to www.proxyvoting.com/merc and follow the instructions. You should have your Proxy in hand when you access the website.

Voting by Telephone. Call the toll-free number listed on the Proxy from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

•	submitting another Proxy with a later date over the internet, by telephone or to our registrar and transfer agent at the address set out above; or

•	voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:	If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a Proxy.

Abstentions and broker non-votes (Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of a quorum.

Q:	How many votes are required to elect directors?

A:

The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our corporate governance guidelines, referred to as the “Governance Guidelines”, provide that in uncontested directors’ elections any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to our Governance and Nominating Committee which will, without participation of any director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a Securities and Exchange Commission (“SEC”) filing.

Q:	How many votes are required to adopt the other proposals?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP and the non-binding approval of the compensation of our executive officers named herein will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:	You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:	You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent auditors and approve the compensation of our executive officers named herein. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:	We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Q:	Do you have plans to allow Shareholders to access an on-line copy of the proxy materials, rather than sending them paper copies?

A:	SEC rules allow companies to mail their shareholders a notice that their proxy materials can be accessed over the internet, instead of sending a paper copy of the proxy statement and annual report. We have decided not to adopt this delivery method for the Meeting. We are considering how to realize the cost savings opportunity and environmental benefits of this option while still maintaining a meaningful and convenient proxy process for our Shareholders.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, as amended, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at eight (8); there are currently a full complement of eight (8) members of the Board. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. Other than Nancy Orr, all of the nominees are currently directors of the Company previously elected by Shareholders. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees.

Our Governance and Nominating Committee believes that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, the Governance and Nominating Committee believes that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of forest products, senior executive leadership, financial accounting/reporting, public company board experience, investment management, capital markets and finance, provide the Company with the perspectives and judgment necessary to guide our strategies and monitor their execution.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors, nominees or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process”. We also endeavor to have a Board representing a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations as further described below in “Our Director Nominations Process”.

Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our director nominees bring to the Board that, for reasons discussed below, are important in our business.

Nominees for Election as Directors

Jimmy S.H. Lee, age 56, has been a director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period that MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired our Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at our Stendal mill and acquired our Celgar mill.

Due to a variety of professional and other experiences, Mr. Lee possesses particular knowledge and experience in a variety of areas, including finance and banking, credit markets, derivative risk management, and international pulp markets. Additionally, as our Chief Executive Officer since 1992, Mr. Lee has guided the Company’s operations and development for the last 21 years.

Eric Lauritzen, age 74, has been a director since June 2004. Mr. Lauritzen was President and Chief Executive Officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the Toronto Stock Exchange and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.

As the former President and Chief Executive Officer of Harmac Pacific, Inc., and as the former Vice President of Pulp and Paper Marketing for MacMillan Bloedel Limited, Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector.

William D. McCartney, age 57, has been a director since January 2003. Mr. McCartney has been President and Chief Executive Officer of Pemcorp Management Inc., a business consulting services firm primarily engaged in corporate finance and management consulting services, since 1990. Mr. McCartney is also currently a director of Terrace Energy and Petra Petroleum, both currently listed on the TSX Venture Exchange. Mr. McCartney is also a former director of Woodbridge Energy, Exeter Resource Corp., Southwestern Resources, Bowram Energy, Newstrike Capital, New World Resource and Sunward Resources. Mr. McCartney is a member of the Canadian Institute of Chartered Accountants and was the founding partner of Davidson & Company Chartered Accountants.

As a Chartered Accountant, Mr. McCartney brings substantial knowledge relating to the financial accounting and auditing processes. He also has executive experience as the current Chief Executive Officer of Pemcorp Management Inc., as well as significant outside board experience, particularly in the natural resource sector. Mr. McCartney has also been involved with numerous capital restructuring events involving several public companies.

Graeme A. Witts, age 74, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. He is a director and was formerly the Chairman of Azure Property Group, SA, a European hotel group. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales and has previous executive experience with the Procter & Gamble Company, as well as with Clarks shoes. Mr. Witts also has experience in government auditing.

Mr. Witts brings to the Board extensive experience in government auditing, as well as international executive and business experience from his tenures with Procter and Gamble and Clarks shoes. Additionally, as a fellow of the Institute of Chartered Accountants of England and Wales, Mr. Witts brings significant financial accounting knowledge from a global perspective.

Bernard Picchi, age 63, has been a director since June 2011. Mr. Picchi has been the Managing Director of Private Wealth Management for Palisade Capital Management, LLC since July 2009. Prior to 2009, Mr. Picchi has been an analyst and consultant for several mid-sized broker/dealers and investment advisory firms. In particular, from 1980 to 1999, Mr. Picchi was an All Star rated energy analyst at Salomon Brothers, Kidder Peabody and Lehman Brothers, where he also served as Director of U.S. Stock Research. Mr. Picchi has also been the sole manager of the 5-Star rated $1.5 billion Capital Appreciation Fund of Federated Investors, where he served as U.S. Director of Research from October 1999 to June 2002. Mr. Picchi is also a Chartered Financial Analyst.

Mr. Picchi brings to the Board over 30 years’ experience as a research investment professional with a particular focus on energy markets. The Board feels that Mr. Picchi’s knowledge of energy markets is especially relevant as the Company continues to increase its production and sale of “green” energy.

James Shepherd, age 60, has been a director since June 2011. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004.

Mr. Shepherd is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and is the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has been a director with Canfor Corporation, which is listed on the Toronto Stock Exchange, from 2004 to 2007 and has been a director of Canfor Pulp Income Fund from 2006 to 2007. Mr. Shepherd is also currently a director of Conifex Timber Inc., which is listed on the TSX Venture Exchange, and Buckman Laboratories International Inc.

Mr. Shepherd brings to the Board over 25 years’ experience in the forest products sector, including Chief Executive Officer experience at Canfor Corporation and a director of Canfor Pulp Income Fund (now Canfor Pulp Products Inc.) which is one of the largest northern bleached softwood kraft, or “NBSK”, pulp producers in Canada.

Keith Purchase, age 69, has been a director since June 2012. Mr. Purchase was Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase is currently a director of Hardwoods Distribution Inc., which is currently listed on the Toronto Stock Exchange. Mr. Purchase was also a trustee of Tree Island Wire Income Fund from 2003 to 2007 (and Chair of the board of directors from 2006 to 2007) which is listed on the Toronto Stock Exchange and was a director of Catalyst Paper Corporation from 2001 to 2007 (and Chair of the board of directors from 2005 to 2007).

As he has held several senior positions in the forestry industry, Mr. Purchase brings to the Board extensive senior executive experience relevant to the Company’s operations. Mr. Purchase also brings to the Board significant board of director leadership experience from a wide variety of companies.

Nancy Orr, age 62. Ms. Orr was President of Dynamis Group Inc. from 1991 to 2007 and the Interim Chief Financial Officer of Redline Communications Inc. (“Redline”) from 2008 to 2009, where she also served as a director, the chair of Redline’s Audit Committee and a member of its Compensation Committee from 2008 to 2010. Ms. Orr is currently a director of Blue Goose Capital Inc., Cavendish Health and Social Services Centre, Ressources Quebec Inc. and Prometic Life Sciences Inc. Ms. Orr was also a director of Dundee Wealth Management Inc. from 2003 to 2011, Fibrek Inc. from 2006 to 2012 and FRV Media Inc. from 2000 to 2005.

Ms. Orr brings to the Board significant experience as a senior executive. She also brings to the Board extensive experience serving as a director and Audit Committee member of a wide variety of companies, including a Peer Group Company (as defined herein).

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Governance Guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance and Nominating Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance and Nominating Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our Governance Guidelines which can be found at the “Governance” link on our website at www.mercerint.com.

The election of directors at the Meeting is an uncontested election.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

Our Board has adopted Governance Guidelines which are intended to provide a set of guidelines to assist it in ensuring that we adhere to proper standards of good governance. Such guidelines are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. Our Governance Guidelines are available on our website at www.mercerint.com under “Governance”.

Board Meetings and Attendance

Our Governance Guidelines provide for:

•	the duties and responsibilities of the Board, its committees and the officers of the Company; and

•	practices with respect to the holding of regular quarterly and strategic meetings of the Board, including separate meetings of non-employee directors.

In 2012:

•	each current member of the Board attended at least 75% of all meetings of our Board and of the committees of the Board on which they served in 2012; and

•

all of our directors attended the annual meeting held in May 2012. (Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings, if possible.)

Current committee membership and the number of meetings of our full Board and committees held in 2012 are shown in the table below:

	Board(1)	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee	Member				Member
Eric Lauritzen	Lead Director(2)			Chair(2)
William D. McCartney	Member	Chair		Member
Graeme A. Witts	Member		Member	Member
Bernard Picchi	Member		Chair
James Shepherd	Member	Member			Chair
Keith Purchase	Member		Member		Member
Guy W. Adams(3)	Member	Member
Number of 2012 Meetings	10	4	4	4	4

(1)	Kenneth Shields was a Director, Lead Director and Chair of the Governance and Nominating Committee until his resignation on January 27, 2012.
(2)	Effective January 27, 2012.
(3)	Mr. Adams has decided not to stand for reelection at the Meeting.

Our committee meetings are generally open to all directors, who often voluntarily attend all Board committee meetings.

Affirmative Determination Regarding Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent. Based upon the NASDAQ rules, our Board has determined that each current member of and nominee for the Board, other than our Chief Executive Officer, Mr. Lee, is independent.

Board Leadership Structure

The Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited to the Company’s particular situation. The Governance and Nominating Committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

The Governance and Nominating Committee has determined currently that having our Chief Executive Officer also serve as Chairman of the Board is in the best interests of Shareholders. Given Mr. Lee’s in-depth knowledge of our business, his leadership in formulating and implementing strategic initiatives and the current regulatory and market environment, both the Governance and Nominating Committee and the Board as a whole believe that having one leader serving as both Chairman and Chief Executive Officer provides the most decisive and effective leadership. Further, having a combined Chairman and Chief Executive Officer enables the Company to speak with a unified voice to Shareholders, employees, governmental and regulatory agencies and other stakeholders. Additionally, since Mr. Lee has served as our Chief Executive Officer for the past 21 years and was instrumental in the Company’s development, the Board believes that this current leadership structure is optimal for the Company because it provides the Company with strong, consistent leadership.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the Board, which consists of all independent directors, other than Mr. Lee, who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors.

Our Board leadership structure supports the independence of our non-employee directors. As specified in our Governance Guidelines, the Board has designated one of its independent members as Lead Director. Under the leadership of our Lead Director, our independent directors also meet separately to discuss a variety of matters affecting the Company. Executive sessions of non-employee directors without the presence of management are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered chartered accountants and any other relevant matters. The Lead Director, with input from our other non-employee directors, develops the agenda for and presides over these meetings. The Lead Director also has the authority to call such meetings of the independent directors as he determines from time to time. Meetings are also held formally and informally from time to time with our Chief Executive Officer for general discussions of relevant subjects. All of our non-employee directors are independent under applicable laws and regulations and the listing standards of NASDAQ. In 2012, the independent Board members met five times.

Mr. Lauritzen was appointed Lead Director and the Chair of our Governance and Nominating Committee in January 2012.

The role of the Lead Director is to provide leadership to non-employee directors on the Board and to ensure that the Board can operate independently of management and that directors have an independent leadership contact. Specifically, the Lead Director has significant responsibilities, including:

•	serving as a liaison between the independent directors and the Chairman and senior management of the Company;

•	ensuring that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management;

•	establishing procedures to govern the Board’s work;

•	developing and approving agendas and schedules for Board and committee meetings, as well as the agenda and materials for meetings of independent directors;

•	annually reviewing the effectiveness of the Board and committees;

•	leading and assisting the Board in the discharge of its duties and responsibilities;

•	ensuring that independent directors have adequate opportunities to meet and discuss without management present;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	ensuring delegated committee functions are carried out and reported to the Board;

•	being the senior spokesman for the Board on governance matters and executive management compensation matters; and

•	ensuring that the Board receives adequate and regular updates from the Chief Executive Officer on all issues important to the business and future of the Company.

Most significantly, the position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year.

The Board believes that our leadership structure of combining the Chairman and Chief Executive Officer roles as part of a governance structure that includes a Lead Director, plus the exercise of key Board oversight responsibilities by independent directors, is appropriate for the Company at this time.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Environmental, Health and Safety Committee and the Governance and Nominating Committee. Each committee operates under a written charter which is part of our Governance Guidelines and available on our website at www.mercerint.com under “Governance”.

The composition of each Board committee is set forth below.

Director	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee				Member
Eric Lauritzen			Chair
William D. McCartney	Chair		Member
Graeme A. Witts		Member	Member
Bernard Picchi		Chair
James Shepherd	Member			Chair
Keith Purchase		Member		Member
Guy W. Adams(1)	Member

(1)	Mr. Adams has decided not to stand for reelection at the Meeting. Our Board has determined to propose Nancy Orr as a director nominee to fill the vacancy created by Mr. Adams and intends to appoint Nancy Orr, if elected as a director of our Company, as a member of our Audit Committee and our Compensation and Human Resources Committee.

Audit Committee

The NASDAQ rules require our Audit Committee to be comprised only of independent directors. The Audit Committee currently consists of three directors and our Board has determined that all three current members meet the independence requirements of the NASDAQ rules. Our Board has also determined that the Committee Chair, Mr. McCartney, qualifies as an “audit committee financial expert” as defined in applicable SEC rules and applicable NASDAQ listing standards.

Our Audit Committee oversees, on behalf of the Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, the primary responsibilities of our Audit Committee are to:

•	oversee our accounting and financial processes, including the review the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•

approve the Company’s independent registered public accounting firm and oversee the relationship, including reviewing auditor independence, the scope of their work and pre-approval of audit and non-audit services;

•	meet with and review the results of the annual audit performed by the independent public accountants and the results of their review of our quarterly financial statements;

•	recommend the selection of independent public accountants; and

•	review and approve the terms of all related party transactions.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules.

The primary responsibilities of our Compensation and Human Resources Committee are to:

•	review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs;

•

analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs;

•	review and approve all compensation awarded to the Company’s executive officers;

•	periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board;

•	administer the Company’s equity incentive plan, including reviewing and approving equity grants to executive officers;

•	review annual goals and objectives of our key executive officers;

•	review annual performance objectives and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels;

•	review and approve succession plans for our key executive officers; and

•	review individual specific training and development requirements for our key executive officers.

Executive Succession Planning. In light of the importance of executive leadership to our business, our Compensation and Human Resources Committee, pursuant to its charter, reviews at least annually the performance of members of our senior management team, including executive officers and succession plans for each officer’s position. Further, our Compensation and Human Resources Committee also conducts, at least twice annually, a review of and provides approval for, management development and succession planning practices and strategies. In addition, the Compensation and Human Resources Committee, in consultation with our Chief Executive Officer, will review succession plans with the Board and provides the Board with recommendations as to potential succession in the event of each senior officer’s termination of employment with the Company for any reason (including death or disability).

CEO Succession Planning. Our CEO provides an annual review to the Board assessing the members of our senior executive and their potential to succeed him. This review is developed in consultation with our Compensation and Human Resources Committee and our Lead Director. It includes a discussion of development plans for our executives to help prepare them for future successes and contingency plans in the event of our CEO’s termination of employment with us for any reason (including death or disability) as well as our CEO’s recommendation as to his successor.

All such information is provided to the Board. The full Board has the primary responsibility to develop succession plans for the position of Chief Executive Officer.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules.

The primary responsibilities of our Governance and Nominating Committee are to:

•	Manage the corporate governance system of the Board;

•	Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;

•	Assist in the creation of a corporate culture and environment of integrity and accountability;

•	In conjunction with the Lead Director, monitor the quality of the relationship between the Board and management;

•	Review management succession plans;

•	Recommend to the Board nominees for appointment to the Board;

•	Lead the Board’s annual review of the Chief Executive Officer’s performance; and

•	Set the Board’s forward meeting agenda.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee currently consists of three directors and our Board has determined that all current members, other than Mr. Lee, are independent directors under NASDAQ rules.

The primary responsibilities of our Environmental, Health and Safety Committee are to:

•	Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company;

•	Monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting; and

•	Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee in consultation with our Chairman and Chief Executive Officer.

Criteria for Directors

Our Governance and Nominating Committee believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include:

•

Integrity. Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•

Experience. Each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading NBSK pulp producers, as well as the goal of being a significant producer of “green energy”. At this stage of our development, relevant experiences might include, among other things, forest products CEO experience, international experience, other public company board experience, and relevant senior-level expertise in one or more of the following areas: forest products or pulp mills, capital markets, finance and accounting.

•

Independence. No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•

Active Participation. Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so;

•	Best Interests of All Shareholders. Each candidate must be prepared to represent the best interests of all Shareholders and not just one particular constituency;

•	Collegiality. Each candidate should contribute positively to the existing chemistry and collegial culture among Board members; and

•

Diversity. Each candidate should contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

The Board considers the following qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election.

•

Forest products experience. We seek directors who have knowledge of and experience in the forest products industry, which is useful in understanding the operations of large manufacturing facilities, fiber procurement, pulp and energy production, logistics and sales aspects of our business.

•

Senior leadership experience. We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

•

Public company board experience. Directors who have served on other public company boards can offer advice and guidance with respect to board functions, oversight and leadership, the relationship between the board and management and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.

•

Capital markets experience. Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, financing strategic transactions, including mergers and acquisitions and financial statements and financial reporting matters.

•

International business experience. We operate internationally and all of our employees are outside the United States and a majority are outside of North America. Accordingly, international business experience is desirable for our directors to have.

Processes for Identifying Director Candidates

Our Governance and Nominating Committee has two principal methods for identifying potential Board candidates (other than those proposed by Shareholders, as discussed below). First, such Committee solicits ideas for possible candidates from a number of sources, including other members of the Board, senior executives, individuals personally known to Board members and research. Additionally, the Governance and Nominating Committee may, from time to time, use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Governance and Nominating Committee did not retain a search firm during fiscal 2012.

Our Governance and Nominating Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a Proxy Statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Evaluation of Director Candidates

The Governance and Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by Shareholders.

If, based upon the Governance and Nominating Committee’s initial evaluation, the candidate continues to be of interest, members of the Governance and Nominating Committee will interview the candidate and communicate their evaluation to the rest of the Committee members and the Chairman and Chief Executive Officer. Additional meetings between the candidate and other members of the Governance and Nominating Committee and the Chairman and Chief Executive Officer may also be arranged. Ultimately, background and reference checks will be conducted by the Governance and Nominating Committee.

Recommendation and Nomination

After consideration, the Governance and Nominating Committee will finalize its list of recommended candidates to the Board for its consideration. Candidates who are then recommended by the Governance and Nominating Committee and approved by our Board are included in our recommended slate of director nominees in our proxy statement.

Potential Future Changes to Nomination Process

Our nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nomination process. Our Governance and Nominating Committee reviews the nomination policy at least annually to consider and make such modifications as may be required to reflect our then needs and circumstances and to address any changes in applicable legal or listing standards.

Risk Oversight

Our executive officers are responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation and implementation of appropriate risk management policies and programs. Specifically, the Governance Guidelines require our management to implement appropriate procedures and systems to attempt to identify the principal risks to the Company’s business.

The Board is responsible for overseeing our executive officers in the execution of these responsibilities and for assessing the Company’s overall approach to risk management. The Company conducts a review of risks at least annually and reports to the Board on the results of such review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of the effect of those risks, scenario analysis, review of risk appetite and a review of mitigation plans. The Company analyzes risk areas that have the potential to materially affect its business over the long term and integrates this information into the planning in its report to the Board.

Additionally, while oversight of our risk management process is a full Board responsibility, the responsibility monitoring financial risks has been delegated to the Audit Committee. In accordance with the requirements of our Governance Guidelines, the Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps our management has taken to monitor and control such exposures. Such risk exposures and steps are reported by the Audit Committee to the full Board.

Further, the Board’s other committees, including the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee, oversee risks associated with their respective areas of responsibility. For example, the Compensation and Human Resources Committee considers the risks associated with our compensation policies and practices, while the Environmental, Health and Safety Committee considers the principal areas of environmental, health and safety risk facing the Company and whether sufficient resources have been allocated to address such risks. The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Succession Planning and Management Development

We engage in a succession planning process whereby our Compensation and Human Resources Committee, together with our Chief Executive Officer, reviews our executive succession planning procedures, including management development activities, at least twice annually. We strive to appoint our most senior executives from within the Company. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that over time they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically, and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential’’, to the chairman of the Audit Committee, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.mercerint.com under “Governance”.

Shareholding Guideline for Non-Employee Directors

We have a target shareholding guideline in place for our non-employee directors which provides each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors, including our Lead Director, met the guideline amount.

Prohibition Against Hedging

The Board has approved a policy that prohibits our directors and executive officers from hedging their ownership of Mercer stock including trading in options, puts, calls or other derivative instruments relating to our securities. A copy of the Company’s hedging policy is available on our website at www.mercerint.com under “Governance”.

Review and Approval of Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential of actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its Shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, but may not be inconsistent with, the best interests of the Company and its Shareholders.

As a result, pursuant to our Governance Guidelines and its Charter, the Board has delegated to the Audit Committee responsibility for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or Shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or Shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our Shareholders.

In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	Whether the transaction is fair and reasonable to us;

•	The business reasons for the transaction;

•	Whether the transaction would impair the independence of one of our non-employee directors; and

•	Whether the transaction is material, taking into account the significance of the transaction.

The Audit Committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interests of the Company and its Shareholders.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2012 fiscal year, our non-employee directors, other than our Lead Director, each received a $40,000 annual retainer for their services and a $1,000 attendance fee for each Board or committee meeting that they attended in person or $500 for each such meeting that they attended by teleconference. Our Lead Director, Eric Lauritzen, received an annual retainer of $80,000 for his services in 2012, together with the meeting attendance fees. We also reimbursed our directors for expenses incurred in connection with their duties as our directors. The chairman of the Audit Committee received $20,000 annually, the chairman of the Compensation and Human Resources Committee received $15,000 annually, the chairman of the Governance and Nominating Committee received $10,000 annually and the chairman of the Environmental, Health and Safety Committee received $5,000 annually for his services.

In addition to cash compensation, our directors also received equity-based compensation in fiscal 2012 under our 2010 Plan. Immediately after the annual meeting of Shareholders held during the 2012 fiscal year, each of our non-employee directors received 5,000 shares of restricted stock for his services. Similarly, following our last annual meeting of Shareholders, Mr. Lauritzen, who was appointed our Lead Director in January 2012, received 6,500 restricted shares for his services. In 2012, Messrs. McCartney, Witts, Adams, Picchi, Shepherd and Purchase each received 5,000 restricted shares in connection with their services as directors.

The Compensation and Human Resources Committee is responsible for reviewing annually our director compensation practices in relation to peer group companies. Any changes to be made to director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Directors’ Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2012. Mr. Lee, as our Chief Executive Officer, does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric Lauritzen	101,333	38,935	—	—	—	—	140,268
William D. McCartney	75,500	29,950	—	—	—	—	105,450
Graeme A. Witts	61,750	29,950	—	—	—	—	91,700
James Shepherd	60,500	29,950	—	—	—	—	90,450
Bernard Picchi	60,250	29,950	—	—	—	—	90,200
Guy W. Adams	51,500	29,950	—	—	—	—	81,450
Keith Purchase(4)	30,333	29,950	—	—	—	—	60,283
Kenneth A. Shields(5)	8,000	29,950	—	—	—	—	37,950

(1)	Fees earned or paid in cash include $40,000 which was paid to each of our directors, other than our Lead Director, in 2012 plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our Lead Director received an annual retainer of $80,000 for his services in 2012. The chairman of the Audit Committee received $20,000 in 2012, the chairman of the Compensation and Human Resources Committee received $15,000 in 2012, the chairman of the Governance and Nominating Committee received $10,000 in 2012 and the chairman of the Environmental, Health and Safety Committee received $5,000 in 2012 for their services in that regard.
(2)	Stock awards granted to non-employee directors consist of restricted shares. The amounts shown represent the aggregate grant date fair value for restricted shares, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012.
(3)	The grant date fair value is based on a Share value of $5.99 per Share, being the trading price at the time of grant, multiplied by stock awards of 5,000 restricted shares which were granted to each of our non-employee directors or 6,500 restricted shares to our Lead Director, after our annual meeting of Shareholders held in 2012, provided that such non-employee director was either elected to the Board for the first time at such annual meeting or who was not elected to the Board for the first time at the 2012 annual meeting but will continue to serve as a member of the Board after the meeting, and has been a director for at least six months.
(4)	Mr. Purchase was appointed to the Board on June 1, 2012.
(5)	Kenneth Shields, who served as our Lead Director throughout 2011, resigned from the Board in January 2012. In February 2012, the Board determined to fully vest Mr. Shields’ 2011 award of 8,000 restricted shares.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee, whose information appears above under “Nominees for Election as Directors”:

David M. Gandossi, age 55, has been Secretary, Executive Vice-President and Chief Financial Officer since August 15, 2003. Mr. Gandossi was formerly the Chief Financial Officer and Executive Vice-President of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as Chief Financial Officer, Vice-President, Finance and Secretary of Pacifica Papers Inc., a North American specialty pulp and paper manufacturing company previously listed on the Toronto Stock Exchange, from December 1999 to August 2001 and Controller and Treasurer from June 1998 to December 1999. From June 1998 to August 31, 1998, he also served as Secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as Controller, Treasurer and Secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of Controller and Treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the Toronto Stock Exchange. Mr. Gandossi participated in the Pulp and Paper Advisory Committee of the British Columbia Competition Council and was a member of the British Columbia Working Roundtable on Forestry. From February 2007 to present, he has chaired the B.C. Pulp and Paper Task Force, a government industry and labor effort that is mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. Mr. Gandossi is a member of the Institute of Chartered Accountants in Canada.

Claes-Inge Isacson, age 67, has been our Chief Operating Officer since November 2006 and is based in our Berlin office. Mr. Isacson brings over 25 years of senior level pulp and paper management to our senior management team, with a focus on kraft pulp. Mr. Isacson held the positions of President Norske Skog Europe, and then Senior Vice President Production for Norske Skogindustrier ASA between 1989 and 2004. His most recent position was President, AF Process, a consulting and engineering company working worldwide. He holds a Masters of Science, Mechanical Engineering.

Leonhard Nossol, age 55, has been our Group Controller for Europe since August 2005. He has also been a managing director of Rosenthal since 1997 and the sole managing director of Rosenthal since September 2005. Mr. Nossol had a significant involvement in the conversion of Rosenthal to the production of kraft pulp in 1999 and increases in the mill’s annual production capacity to 345,000 ADMTs, as well as the reduction in production costs at the mill.

Wolfram Ridder, age 51, was appointed Vice President of Business Development in August 2005, prior to which he was a managing director of Stendal. Mr. Ridder was the principal assistant to our Chief Executive Officer from November 1995 until September 2002.

Richard Short, age 45, has been our Controller since December 2010, prior to which he was our Director, Corporate Finance, since joining Mercer in 2007. Prior to joining Mercer, Mr. Short was Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corp. Mr. Short is a member of the Institute of Chartered Accountants in Canada.

David M. Cooper, age 59, has been Vice President of Sales and Marketing for Europe since June 2005. Mr. Cooper previously held a variety of senior positions around the world with Sappi Ltd., a large global forest products group, from 1982 to 2005, including the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. He has more than 26 years’ diversified experience in the international pulp and paper industry.

Eric X. Heine, age 49, has been Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc., a global pulp and paper corporation, from 1999 to 2005. He has over 19 years’ experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands.

Genevieve Stannus, age 43, has been our Treasurer since July 2005, prior to which she was a Senior Financial Analyst with Mercer from August 2003. Prior to joining Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. She has over 15 years’ experience in the forest products industry. Ms. Stannus is a member of the Certified General Accountants’ Association of Canada.

Brian Merwin, age 39, has been our Vice President of Strategic Initiatives since February 2009, prior to which he was our Director of Strategic and Business Initiatives since August 2007 and Business Analyst since May 2005. Mr. Merwin has an MBA from the Richard Ivey School of Business at the University of Western Ontario.

SHARES OUTSTANDING AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 55,815,704 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of March 22, 2013 by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Peter R. Kellogg(2) 48 Wall Street, 30th Floor New York, NY 10005	16,224,508	29.1%
Platinum Investment Management Ltd.(3) Level 4, 55 Harrington Street Sydney, NSW 2000, Australia	7,666,671	13.7%
Gates Capital Partners, L.P.(4) 1177 Ave. of the Americas 32nd Floor New York, NY 10036	4,415,522	7.9%

(1)	The percentage of outstanding Shares is calculated out of a total of 55,815,704 Shares issued and outstanding on the Record Date.
(2)	Based on Schedule 13D/A filed on February 11, 2013 jointly with IAT Reinsurance Co. Ltd., in which Peter Kellogg had sole voting and dispositive power over 16,224,508 Shares and IAT Reinsurance Co. Ltd. had sole dispositive power over 15,603,223 Shares.
(3)	Based on Schedule 13G filed on February 15, 2013.
(4)	Based on Schedule 13G/A filed on February 14, 2013 jointly with Gates Capital partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, Ltd. and Jeffrey L. Gates, in which each of the aforementioned entities have shared voting power over 4,415,522 Shares.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of March 22, 2013 by (i) our NEOs, being each of our current directors and our director nominees and our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers; and (ii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

Name of Owner	Number of Shares Owned	Percent of Outstanding Shares(10)
Jimmy S.H. Lee(1)	1,986,434	3.6%
Eric Lauritzen(2)	60,000	*
Guy W. Adams(3)	26,000	*
William D. McCartney(3)	37,000	*
Graeme A. Witts(3)	143,685	*
Bernard Picchi(4)	30,000	*
James Shepherd(4)	10,000	*
Keith Purchase(4)	14,000	*
David M. Gandossi(5)	275,421	*
Wolfram Ridder(6)	43,286	*
Leonhard Nossol(7)	41,460	*
Claes-Inge Isacson(8)	16,466	*
Nancy Orr	Nil	*
Directors, directors nominee and Executive Officers as a Group (18 persons)(9)	2,683,752	4.8%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.
(1)	Includes 120,000 restricted shares, which vest and become non-forfeitable in equal amounts between 2014 and 2016. Does not include 198,008 performance share units granted under our 2010 Plan (as defined below) that are subject to forfeiture.
(2)	In June 2012, 6,500 restricted shares were granted to Mr. Lauritzen in connection with his role as the Lead Director of Mercer. These Shares vest and become non-forfeitable in June 2013 unless a change in control of the Company occurs prior thereto.
(3)	In June 2012, 5,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his role as a non-employee director of Mercer. These Shares vest and become non-forfeitable in June 2013 unless a change in control of the Company occurs prior thereto.
(4)	Includes 5,000 restricted shares granted in June 2012 in connection with being elected an independent director of Mercer. These Shares vest and become non-forfeitable in June 2013 unless a change of control of Mercer occurs prior thereto.
(5)	Includes 175,421 Shares and presently exercisable options to acquire up to 100,000 Shares. Does not include 92,883 performance share units granted under the 2010 Plan.
(6)	Includes 23,286 Shares and presently exercisable options to acquire up to 20,000 Shares. Does not include 57,339 performance share units granted under the 2010 Plan.
(7)	Includes 16,600 Shares and presently exercisable options to acquire up to 25,000 Shares. Does not include 51,565 performance share units granted under the 2010 Plan.
(8)	Does not include 18,238 performance share units granted in March 2012.
(9)	Includes presently exercisable options to acquire up to 175,000 Shares.
(10)	Based on 55,815,704 Shares outstanding on the Record Date.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth information as at December 31, 2012 regarding our equity compensation plans approved by our Shareholders. As at the Record Date, 1,124,957 of our Shares were available for future issuance pursuant to grants of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance units under our 2010 Stock Incentive Plan, referred to as the “2010 Plan”, which was adopted in June 2010 and which replaced our 2004 Stock Incentive Plan, referred to as the “2004 Plan”. Our Amended and Restated 1992 Non-Qualified Stock Option Plan expired in 2008.

	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted-average Exercise Price of Outstanding Options	Number of Shares Available for Future Issuance Under Plan
2010 Stock Incentive Plan	—		$—	1,124,957	(1)(2)
2004 Stock Incentive Plan	30,000	(3)	$7.30	—
Amended and Restated 1992 Non-Qualified Stock Option Plan	145,000	(4)	$6.35	—	(5)

(1)	As at December 31, 2012, we had 786,129 performance share units outstanding under the 2010 Plan. In February 2011, we awarded 783,395 performance share units under the 2010 Plan which may vest and become issuable into a maximum of 783,395 Shares only upon the attainment of designated performance objectives over a three year performance period that commenced on January 1, 2011 and will end on December 31, 2013. In February 2011, we awarded 29,180 performance share units under the 2010 Plan. These were subsequently forfeited in 2012, and a cash payment was made as compensation. During 2012, we awarded 55,478 performance share units under the 2010 Plan which may vest and become issuable into a maximum of 55,478 Shares only upon the attainment of designated performance objectives over a performance period that commenced on January 1, 2011 and will end on December 31, 2013. The scheduled vesting dates for these performance shares units are: 18,238 shares on July 31, 2013; 370,640 Shares on January 1, 2014; 197,800 Shares on January 1, 2015 and 199,451 Shares on January 1, 2016. 64,661 performance share units were forfeited in 2012 and 17,263 shares in 2011.
(2)	As at December 31, 2012, we had 196,500 restricted shares outstanding under the 2010 Plan. In 2011, we issued 238,000 restricted shares under the 2010 Plan, of which 78,000 vested in 2012 and the remaining 160,000 vest in equal amounts over a four-year period between 2013 and 2016. During 2012, we issued 36,500 restricted shares under the 2010 Plan, which vest in June 2013.
(3)	The terms of the 2004 Plan will govern all prior awards granted under such plan until such awards have been cancelled or forfeited or exercised in accordance with the terms thereof.
(4)	Our 1992 Amended and Restated Stock Option Plan expired in 2008 but an aggregate of 145,000 unexercised options that were previously granted under this plan remained outstanding as of December 31, 2012.
(5)	The plan has expired.

Our 2010 Plan provides for options, restricted stock rights, restricted stock, performance shares, performance share units and stock appreciation rights to be awarded to employees, consultants and non-employee directors. It replaced the 2004 Plan. However, the terms of the 2004 Plan govern prior awards until all awards granted thereunder have been exercised, forfeited, cancelled, expired, or otherwise terminated in accordance with its terms. The 2010 Plan initially permitted the grant of up to a maximum of 2,000,000 Shares, plus the number of Shares remaining available for grant pursuant to the 2004 Plan. The 2010 Plan is administered by our Compensation and Human Resources Committee.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees the Company’s financial reporting process on behalf of our Board. Management has primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s independent registered chartered accountants, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether the PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP are independent from the Company and its management.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered chartered accountants.

Submitted by the members of the Audit Committee.

William D. McCartney, Chairman

Guy Adams

James Shepherd

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the report by reference therein.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION

No member of the Compensation and Human Resources Committee is a current or former employee of the Company. There are no Compensation and Human Resources Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation and Human Resources Committee and any member of the Board or Compensation and Human Resources Committee of any other company and no such interlocking relationship has existed in the past.

COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the members of the Compensation and Human Resources Committee.

Bernard Picchi, Chairman

Graeme Witts

Keith Purchase

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our Named Executive Officers “NEOs”) in 2012, as well as the key objectives, policies, elements and designs of our executive compensation program.

For the purposes of this Compensation Discussion and Analysis, the Company’s NEOs are:

•	Jimmy S.H. Lee, Chairman, Chief Executive Officer and Director;

•	David M. Gandossi, Chief Financial Officer, Executive Vice-President and Secretary;

•	Claes-Inge Isacson, Chief Operating Officer;

•	Leonhard Nossol, Group Controller for Europe; and

•	Wolfram Ridder, Vice President of Business Development.

Timing of Executive Compensation Decisions

Our executive variable compensation decisions are generally made after the end of our fiscal year and when our financial statements for such year are finalized. Thus, in February 2013, the Compensation and Human Resources Committee approved bonuses and awards for fiscal 2012, together with fixed base salaries for 2013. In February 2012, it approved bonuses and stock incentive awards for fiscal 2011, together with fixed base salaries for 2012. During each year, the Committee monitors performance and evaluates comparison group compensation data which it uses to finalize awards and decisions made after the fiscal year end.

In this regard, it is important to note that the summary compensation table appearing on page 40 and the grant of plan based awards table appearing on page 43 only reflect equity awards actually issued in fiscal 2012 which were based on fiscal 2011 performance.

Fiscal 2012—Compensation Decisions

We are in the NBSK pulp business which is highly cyclical in nature and markets are characterized by periods of supply and demand imbalances, which in turn affect prices. Pulp markets are highly competitive and sensitive to cyclical changes in the global economy, industry capacity and foreign exchange, all of which can have a significant influence on selling prices and our operating results.

Overall, our 2012 results reflect generally weak NBSK pulp prices due to continued economic uncertainty in Europe and China. Overall, in 2012, average NBSK list prices in Europe declined by approximately 15% from 2011. However, our mills generally performed well in 2012 as we achieved record annual pulp production and sales volumes. We also set an annual record for energy and chemical sales in 2012 as sales increased by approximately 6% from 2011. The sale of surplus renewable energy and chemicals provides us with a stable income source unrelated to cyclical movements in pulp pricing and increasing the same is a continued focus for us.

In 2012, our mills’ strong operating performances were more than offset by the decline in pulp prices and we reported both lower Operating EBITDA and a net loss versus net income compared to 2011.

In order to enhance our business, in 2012, we continued to implement capital projects designed to enhance our mills’ operating efficiencies and increase pulp and energy production. We completed an upgrade to the Rosenthal mill’s recovery boiler in mid-2012 to increase production capacity and lower operating costs and emissions. In 2012, our Stendal mill commenced Project Blue Mill which is designed to increase its pulp and green energy production capacity by approximately 30,000 ADMTs and 109,000 MWh, respectively. The project is currently expected to be completed and to start generating power sales in or about the end of September 2013.

The following table summarizes selected key financial and operating results for 2012 compared to 2011.

	Years Ended December 31,
	2012	2011	Change (%)
	(in millions, other than pulp production and price per share)
Pulp production (‘000 ADMTs)	1,468.3	1,453.7	1
Pulp sales (‘000 ADMTs)	1,473.5	1,427.9	3
Average NBSK list price in Europe ($/ADMT)	$813	$956	15
Pulp revenues	€761.9	€831.4	8
Energy production (‘000 MWh)	1,704.1	1,640.4	4
Energy and chemical revenues	€72.3	€68.1	6
Total revenues	€834.1	€899.5	7
Operating EBITDA(1)	€107.1	€167.1	36
Net income (loss)	€(12.2)	€50.1	N.M. (2)
Price per share as of fiscal year end(3)	$7.16	$6.10	17

	December 31,
	2012	2011	Change (%)
	(in millions, other than ratios)
Balance Sheet Data:
Cash and cash equivalents	€104.2	€105.1	1
Working capital	€208.6	€247.2	16
Long-term debt	€768.3	€807.6	5
Restricted Group(4) long-term debt	€260.2	€262.8	1
Ratios:
Long-term debt to equity	2.8 to 1	2.8 to 1	—
Restricted Group(4) long-term debt to equity	0.8 to 1	0.8 to 1	—

(1)	Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See the discussion of our results for the year ended December 31, 2012 compared to the year ended December 31, 2011 in our Form 10-K for the year ended December 31, 2012 incorporated by reference into this Proxy Statement.
(2)	The percentage change for net income (loss) is not meaningful as it is a comparison between positive and negative amounts. However, the overall decrease of $62.3 million compared to net income of $50.1 million represents a change of 124%.
(3)	Represents the closing market price of our Shares on the NASDAQ on December 31, 2012 and December 31, 2011.
(4)	Under the indenture governing our 9.5% Senior Notes due 2017, our “Restricted Group” is comprised of Mercer International Inc., our Rosenthal and Celgar mills and certain holding companies. It excludes our Stendal mill.

In accordance with the Company’s emphasis on pay for performance, compensation awarded to our NEOs reflected a balance between our overall strong operating performance, offset by weaker financial results, resulting from generally weak pulp prices. As pulp pricing is largely beyond a producer’s control, in making decisions on performance-based compensation for fiscal 2012, the Compensation and Human Resources Committee weighed and considered the Company’s performance against its industry peer group, consisting of pulp producers and other companies in the forest products industry. In this respect, although 2012 results declined from 2011, such 2012 results were, on a relative basis, generally favorable compared to the Company’s Peer Group Companies (as hereinafter defined). Additionally, the Committee also weighed and considered the Company’s business initiatives and progress in enhancing energy and chemical generation and sales, improving efficiencies and reducing operating costs.

The Compensation and Human Resources Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our NEOs but rather focuses on individual objectives and their effects in respect of the Company’s overall goals.

Base Salaries. In February 2013, based on the criteria underlying our base salary compensation and a review of market compensation, we made no increases to the base salaries of our Chief Executive Officer and Chief Financial Officer from the 2012 levels. In February 2012, we made cost of living adjustments of approximately 3% to the base salaries of our Chief Executive Officer and Chief Financial Officer from 2011 levels.

In February 2013, salaries for our other NEOs increased by approximately 2%, primarily as a result of cost of living adjustments. In February 2012, our other NEOs’ base salaries were increased by between approximately 2% and 3% as a result of cost of living adjustments.

Short-Term Annual Cash Bonuses. In making its compensation decisions regarding bonuses for our NEOs in respect of their fiscal 2012 performance, the Compensation and Human Resources Committee reviewed and considered:

•	the Company’s strong operating performance;

•	the Company’s financial performance (including Operating EBITDA, net income and share price) relative to prior performance, budgeted forecasts and to Peer Group Companies;

•	initiatives to enhance our business; and

•	each NEO’s achievement of his annual performance objectives for 2012.

The committee determined that, although we achieved strong and, by some measures, record operating performance and undertook new initiatives to enhance our operations, since important financial elements such as Operating EBITDA and net income were lower, bonuses paid to our CEO and CFO for fiscal 2012 would be maintained at the same levels as fiscal 2011. Such fiscal 2012 bonuses represent a marginally lower percentage of our CEO and CFO’s base salaries compared to fiscal 2011 due to marginally higher 2012 base salaries. In addition, the committee felt that essentially the same bonus as 2011 was appropriate for our other NEOs as well. The bonuses paid to our CEO and CFO for fiscal 2012 constituted approximately 74% and 77% of their 2012 salaries, respectively, while bonuses paid to our other NEOs for fiscal 2012 ranged from between 18% to 28% of their respective 2012 salaries.

Chief Executive Officer Performance. The Compensation and Human Resources Committee evaluated Mr. Lee’s achievement of his 2012 performance objectives and his leadership role and guidance in, among other things:

•	achieving record annual pulp production, pulp sales volumes and energy and chemical sales at our mills;

•

continuing to lead and drive our focus and expansion on carbon neutral bio-energy generation and sales, including commencing “Project Blue Mill” in January 2012, a €40 million capital project at our Stendal mill, designed to increase production and efficiency through debottlenecking initiatives and the installation of a new 40 MW steam turbine, which is expected to be completed in 2013;

•	completing an upgrade to the Rosenthal mill’s recovery boiler to reduce emissions, increase production capacity and lower operating costs;

•	continuing to focus on cost reductions and debt reduction; and

•	continuing the strong safety and environmental performance at our three mills.

Other NEO Performance. In determining the bonus compensation for our other NEOs, the Compensation and Human Resources Committee weighed the Company’s overall financial performance, evaluated each NEO’s contributions to the Company’s accomplishments set out above and reviewed each NEO’s individual performance and achievement of their individual and our overall 2012 performance objectives.

Bonus Awards for Fiscal 2012. Based upon the foregoing performance review of our NEOs, the Compensation and Human Resources Committee awarded short-term cash bonuses for fiscal 2012, as set forth in the following table:

Name	Cash Bonus(1)(2)(3)	Percentage of 2012 Basic Salary
Jimmy S.H. Lee	$469,390	74%
David M. Gandossi	$355,213	77%
Claes-Inge Isacson	$83,461	18%
Leonhard Nossol	$72,145	22%
Wolfram Ridder	$102,880	28%

(1)	Awarded in February 2013 in respect of fiscal 2012.
(2)	For awards declared in February 2012 in respect of fiscal 2011, see table on page 40.
(3)	Amounts awarded and paid in Euros or Canadian dollars.

Incentive Equity Grants or Awards. Our 2010 Plan allows the Compensation and Human Resources Committee to grant equity awards to our NEOs in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

The committee did not make any equity award grants in respect of fiscal 2012 or 2011 to our NEOs, other than 18,238 performance share units issued to Claes-Inge Isacson in March 2012 as a result of the extension of his employment contract by one year.

In February 2011, the Compensation and Human Resources Committee awarded performance share units to our entire senior management, including all of our NEOs under our 2010 Plan and restricted stock to our CEO in respect of fiscal 2010. See the discussion respecting our 2011 performance share unit and restricted stock grants on page 44.

Restricted Stock Grants. The Compensation and Human Resources Committee did not make any restricted stock awards to NEOs in respect of fiscal 2012.

Compensation Framework

Our compensation philosophy for our NEOs is principally performance-based to support our overall business objectives and increase long-term Shareholder value. We also believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced earnings and significantly lower share prices and to increase during periods of increased earnings and higher share prices.

Our executive compensation program is designed to achieve the following key objectives:

•	attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	align the interests of our executives with the long-term interests of our Shareholders.

To achieve our objectives, we use a mix of base pay, incentive opportunities (short and long-term) and other benefits and rewards intended to be competitive in the market while focusing a significant portion of our NEOs’ opportunities on at-risk incentive pay.

We use the following principles in the design and administration of the compensation program for our NEOs and other executives:

•

Market Competitiveness. Total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•

At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to Company performance, to achieve payouts.

•	Pay-for-Performance. Compensation should be linked to individual and Company performance.

•	Shareholder Alignment. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a meaningful portion of our executives’ compensation.

•	Flexible Short-Term and Long-Term Incentives. Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture.

•	Simple Pay Programs. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance and control costs.

•	Clear Communication. Compensation should clearly communicate the desired behaviour and use incentive pay programs to reward the achievement of performance goals by executives.

Administration, Procedure and Role of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines our compensation objectives, philosophy and forms of compensation and benefits for executive officers. The committee submits several key compensation elements for our executive officers to the independent members of the full Board for their review and approval. Executive compensation decisions are generally made by the Compensation and Human Resources Committee after our fiscal year end and when our financial statements for such year are finalized.

The Compensation and Human Resources Committee, which is comprised entirely of independent directors, continually reviews and considers best practices in executive compensation, Shareholder expectations and compensation practices of “peer group” companies in making its decisions regarding appropriate compensation levels.

In making compensation decisions, the Compensation and Human Resources Committee considers a number of other sources, including:

Individual Officer Performance Evaluations. The committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to the performance measures discussed below. Further, as part of the evaluation, the committee meets and reviews with our Chief Executive Officer his evaluation of the performance of each of the other NEOs.

Management’s Role in the Executive Compensation Process. With the exception of our Chief Executive Officer, our NEOs do not play a role in evaluating or determining executive compensation programs or levels. Our Chief Executive Officer annually submits for consideration to our Compensation and Human Resources Committee performance evaluations for our other NEOs and recommendations as to their compensation levels, including salaries and bonuses. These recommendations are both subjective determinations and objective recommendations based upon performance against performance goals. Such recommendations were also consistent with our compensation objectives. The committee approves each NEO’s compensation in an executive session of the independent directors without management present.

The committee did not request, and management did not provide, specific recommendations for fiscal 2012 compensation for our CEO. In accordance with NASDAQ rules, our CEO, Mr. Lee, was not present when his compensation was being discussed or approved, did not vote on executive compensation matters and neither he nor other members of management attended executive sessions of the Compensation and Human Resources Committee.

Among the information considered by the Compensation and Human Resources Committee in making its compensation decisions are projections for financial performance provided by our Chief Financial Officer including revenues, total mill production and sales, energy generation and sales, mill margins, commission and selling expenses, Operating EBITDA (which we define as operating income from continuing operations plus depreciation and amortization) and net earnings. In addition, our Chief Operating Officer provides certain mill performance information relating to our operations, including environmental performance and health and safety measures and those of some of our competitors.

Independent Consultants. The Compensation and Human Resources Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist the Committee in assessing the Company’s executive compensation programs. The committee did not engage any compensation consultants in respect of compensation awards in respect of fiscal 2012.

Geographic Considerations. As our operations are located in Europe and Canada, we also consider local market demands, availability of qualified management and the local cost of living.

Peer Group Comparisons. In addition to periodically seeking advice from independent consultants, the Compensation and Human Resources Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies principally comprised of “small cap” and “mid-cap” North American forest products companies (companies with equity capitalization ranging between $150 million and $5 billion). We review compensation paid at these companies because their business and size make them most comparable to us and to ensure that our compensation levels are within the range of comparative norms. In 2012, using public filings, the committee considered the executive compensation levels, including benefits and perquisites, of a number of such companies, including Catalyst Paper Corporation, Fibrek Inc., Rottneros AB, Tembec Inc., Fibria Cellulose AB, West Fraser Timber Co. Ltd. and Canfor Pulp Limited Partnership, the “Peer Group Companies”.

As a result of ongoing consolidation in our industry, including amongst former and current members of our Peer Group Companies, our Compensation and Human Resources Committee is reviewing the same with an intent to expand the same, which may result in the inclusion of non-forest products companies in such group.

The Compensation and Human Resources Committee considers the total direct compensation for our NEOs, long-term incentives and program costs in the context of the performance of the Company relative to the Peer Group Companies. We target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow our Compensation and Human Resources Committee to provide compensation above or below the 50th percentile in cases of exceptional individual performance or other individual factors relating to a NEO’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our Peer Group Companies, such reference points are only one element used in structuring our executive compensation program.

Total Compensation. The Compensation and Human Resources Committee reviews total compensation levels for our NEOs at least annually, including each element of compensation provided to an individual NEO and the proportion of his total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the NEO’s time in position, unique contribution or value to the Company, recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review, the Compensation and Human Resources Committee also considers benchmarking information with respect to our Peer Group Companies with the goal of targeting overall compensation for our NEOs within the median range. The committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

Compensation Components

We use four principal components in the overall compensation of our NEOs.

Base Salaries. Base salaries for our NEOs provide base compensation for day-to-day performance and are based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives. In addition, the impact a NEO is expected to make to our business in the future is considered. We also consider our base salaries in the context of the markets in which we operate with the objective of attracting and retaining high quality executives to run our business and drive success. Salaries are targeted with the median range of our Peer Group Companies and provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. The Compensation and Human Resources Committee normally considers salary adjustments for executive officers annually in the first quarter of the year. Increases in salaries generally are based on the market level salary for the role an executive serves, overall budgets and specific talent needs. We also make small periodic adjustments to reflect cost of living increases.

Annual Incentive Cash Bonuses. We generally provide annual incentive opportunities in the form of cash bonuses to our NEOs to motivate their performance in meeting our current year’s business goals and encourage superior performance. These bonuses are awarded based on the expectations of the Board and management for our financial and operating performance in a particular period and the contribution of a NEO in achieving the Company’s goals as well as the individual goals which are established for each NEO based upon such NEO position and responsibility. Each year, the Company establishes a business plan for the forthcoming year. Based on this business plan, the Compensation and Human Resources Committee considers the financial, strategic and other goals for the Company outlined by our NEOs. The committee uses this business plan as one benchmark to measure our NEOs’ performance in achieving the Company’s goals. The committee also considers the contribution of a NEO to our business and operations generally. The committee awards bonuses on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor. Also, in determining the bonuses to be paid to our NEOs other than our Chief Executive Officer and Chief Financial Officer, the committee considers recommendations by our Chief Executive Officer.

Long-Term Incentive Compensation. Our NEOs may be granted long-term equity incentives in the form of options, restricted stock, restricted stock rights, performance shares, performance share units and/or share appreciation rights under our 2010 Plan, which replaced the predecessor 2004 Plan. The terms of the 2004 Plan govern prior awards thereunder until all such awards have been exercised, forfeited, cancelled, expired or terminated in accordance with the terms of such plan.

Awards are designed to drive Company performance, align the interests of executive with those of Shareholders, retain executives long-term and provide wealth accumulation opportunities for executives. Awards are generally granted based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving those targets.

Performance for awards currently granted under the 2010 Plan are generally measured over a three-year period commencing from January 1 of the year the award was granted, however, such awards will generally vest incrementally over three years following the completion of the performance period. The incremental vesting of awards is intended to provide added retention value for our NEOs beyond the performance period. The performance criteria used by the Compensation and Human Resources Committee to determine the achievement of performance objectives by an executive for current performance grants under the 2010 Plan is based:

•	40% on the Company’s Operating EBITDA in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period);

•	40% on the Company’s Share price performance as reported in local currency quarterly, annually and for the performance period relative to the Peer Group Companies; and

•

20% based upon individual leadership and strategic initiatives taken by an individual NEO as determined in the sole discretion of the committee. See “Narrative Disclosure to Grant of Plan-Based Awards Table”.

Awards under our equity incentive plans generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning their interests with those of Shareholders through increased Share ownership.

Under our equity incentive plans, as well as our standard practice, all equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing price of our Shares quoted on NASDAQ on the business day immediately preceding the date of grant.

The Compensation and Human Resources Committee reviews incentive grants on an annual basis as part of its analysis of total compensation and the balance between the different elements thereof.

Benefits. We also provide a number of other benefits to our NEOs for the purpose of providing security for current and future needs of executives which are structured to be within a reasonably competitive range relative to Peer Group Companies. These benefits are set forth in Footnote 10 to the Summary Compensation table on page 41 of this Proxy Statement. They consist primarily of automobile, health and retirement programs. Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon. Health benefits may include periodic physical consultations, dental and pharmaceutical benefits. Under our retirement programs, contributions are made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

Pursuant to the terms of his employment agreement with us, our Chief Executive Officer receives, in lieu of other benefits such as automobile, medical, pension and retirement programs, a lump sum living allowance of €75,000 in recognition of his significant travel schedule. No specific allocation is made in connection with the living allowance for any particular perquisite.

VARIABLE PAY AT RISK

The percentage of our executives’ compensation opportunity that is variable or at risk versus fixed is based primarily upon the executive’s role in the Company and, to a lesser extent, geographic location. In general, employees with more ability to directly influence overall performance have a greater portion of pay at risk through short- and long-term incentive programs. Further, as a result of local market practices and customs, our North American executives generally have a greater portion of their compensation at risk, including the opportunity to earn greater rewards, than our European-based executives.

In 2012, we did not make any equity awards to our NEOs other than 18,238 performance share units to our COO, Claes-Inge Isacson, as a result of the extension of his employment contract.

The graph below shows the balance of the elements that comprised total direct compensation for our Chief Executive Officer and our other NEOs as a group paid in 2012, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation by (ii) the amount of total direct compensation, which includes variable compensation plus fiscal 2012 base salary.

Fiscal 2012 Total Direct Compensation Paid

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our NEOs provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 41 and under “Potential Payments upon Termination or Change in Control” beginning on page 47 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to the NEO in the event of employment loss due to a change of control. In addition, our 2010 Plan provides that upon the termination of employment of any NEO within 12 months of a change in control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change in control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular NEO would receive as a severance payment are described under “Potential Payments Upon Termination of Change of Control” beginning on page 47 of this Proxy Statement.

Post-Retirement Compensation

We do not provide retirement benefits for our CEO. We do provide retirement benefits to other NEOs through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Financial Officer is the only NEO participating in the North American program.

The European program is a defined contribution type structure whereby a contribution of 10% of base salary along with 5% of any cash bonus paid is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Isacson, Ridder and Nossol are the NEOs participating in the European program.

Performance Measures

As part of the annual performance evaluations it conducts for our NEOs, the Compensation and Human Resources Committee, among other things, considers the following performance measures:

•

Operating EBITDA—We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities;

•	Operating EBITDA per tonne of NBSK pulp as compared to the Peer Group Companies;

•	Our financial and operating targets for a period and the contributions of our NEOs in achieving these targets;

•	Contributions of our NEOs to our business and operations generally;

•	Our NEOs’ progress on meeting pre-set and approved individual goals for the fiscal year;

•	The Company’s Share performance relative to the Peer Group Companies;

•	Contributions of our NEOs to the successful completion of major transactions such as material acquisitions or financing related transactions; and

•	The operating performance of our mills, including pulp and energy production, environmental and health and safety performance and operating costs.

The above performance measures are evaluated based on the overall judgment of the Compensation and Human Resources Committee without giving fixed of specific weighting to any particular measure.

2012 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided Shareholders a “say on pay” advisory vote on its executive compensation in 2012. At our 2012 Annual Meeting of Shareholders, Shareholders expressed substantial support for the compensation of our NEOs, with approximately 97% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. The committee considered the results of the 2012 advisory vote. The Compensation and Human Resources Committee also considered many other factors in evaluating the Company’s assessment of the interaction of our compensation programs with our business objectives, including reviewing data of a comparison group of peers. While all of these factors bore on the Compensation and Human Resources Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2012 “say on pay” advisory vote.

Risk Considerations

We design our total direct compensation (base salary, annual bonus and long-term equity incentive compensation) to encourage our executives to take appropriate risks to improve our performance and enhance long-term Shareholder value. We believe that the design and objectives of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including overall corporate and individual performance goals;

•	Compensation and Human Resources Committee discretion to lower annual incentive award amounts;

•	Balanced mix of short-term and long-term incentives;

•	Performance and time-based vesting requirements for performance awards;

•	Prohibition on hedging Company stock; and

•	Clawback provisions for equity awards.

The Compensation and Human Resources Committee has considered and assessed our compensation objectives, philosophy, and forms of compensation for our executives to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon such review, we have determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Internal Pay Equity

The Compensation and Human Resources Committee considers internal pay equity, among other factors, when making compensation decisions. However, the committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our Chief Executive Officer is compensated at a higher level than other executive officers due to his significantly higher level of responsibility, accountability and experience. He also generally receives more of his pay in the form of long-term incentive equity compensation and at risk compensation relative to the other NEOs. Given Mr. Lee’s responsibility for overall Company performance, the Compensation and Human Resources Committee and independent directors of the Company believe that compensating the CEO at a higher level than other executives and weighting the CEO’s total compensation more heavily towards long-term equity incentive compensation and at risk compensation is consistent with market practices and appropriately reflects his contribution.

We believe the fiscal 2012 target total direct compensation for the NEOs other than the CEO in relation to the compensation targeted for the CEO and to one another was reasonable and appropriate given each such executive’s responsibilities and our financial and operating performance for the year. The differences in compensation among our NEOs relative to each other and our CEO are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by us do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation, and, therefore, it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1,000,000. Under U.S. income tax regulations, the spread compensation from options that meets certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company’s current policy generally to grant options that meet these requirements. To this end, the 2010 Plan has been approved by our Shareholders. However, in the future, the Compensation and Human Resources Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Summary

We believe that our executive compensation program has been appropriately designed to attract, retain and motivate our NEOs, drive our financial and operating performance, encourage teamwork and align the interests of our NEOs with the long-term interests or our Shareholders.

We believe that our compensation levels fairly reflect our operating and financial performance and are appropriate relative to our Peer Group Companies. We monitor our programs in the marketplaces in which we compete for talent and changing trends in compensation practices in an effort to maintain an executive compensation program that is competitive, performance driven, consistent with Shareholder interests and fair and reasonable overall.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our NEOs. It is important to note that the summary compensation table and the grant of plan based awards table only reflect equity awards actually issued in fiscal 2012 and 2011 which were based on fiscal 2011 and 2010 performance, respectively.

All of our NEOs are paid in currencies other than United States dollars. Mr. Gandossi is paid in Canadian dollars and the remaining NEOs are paid in Euros. In this Proxy Statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors:

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(8) ($)		Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(9) ($)	All Other Compensation(10) ($)	Total ($)
Jimmy S. H. Lee(3) Chief Executive Officer	2012	723,375	469,390	—		—	—	—	96,450	1,289,215
	2011	635,634	508,044	3,849,722	(11)	—	—	—	104,393	5,097,793
	2010	464,129	484,021	—		—	—	—	99,456	1,047,606

David M. Gandossi(4) Secretary, Executive Vice President and Chief Financial Officer	2012	461,527	355,213	—		—	—	49,604	37,464	903,808
	2011	438,863	358,840	662,281		—	—	47,417	36,418	1,543,819
	2010	342,299	344,727	—		—	—	25,889	34,425	747,340

Claes-Inge Isacson(5) Chief Operating Officer	2012	463,603	83,461	141,345		—	—	—	36,275	724,684
	2011	487,165	87,690	603,069		—	—	—	53,353	1,231,277
	2010	448,216	85,134	—		—	—	—	48,222	581,572

Wolfram Ridder(6) Vice President of Business Development	2012	364,452	102,880	—		—	—	—	50,287	517,619
	2011	382,912	111,352	458,713		—	—	—	53,157	1,006,134
	2010	351,920	63,785	—		—	—	—	48,877	464,582

Leonhard Nossol(7) Group Controller, Europe and Managing Director of Rosenthal	2012	327,673	72,144	—		—	—	—	50,073	449,890
	2011	344,356	75,719	412,873		—	—	—	52,541	885,489
	2010	308,482	60,204	—		—	—	—	48,093	416,779

(1)	Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2012, the U.S. dollar had decreased by approximately 2% in value against the Euro and decreased by approximately 2% against the Canadian dollar since December 31, 2011. Where amounts shown were paid in Euros or Canadian dollars, such amounts were converted using the applicable average Federal Reserve Bank of New York noon spot rate for 2012.
(2)	The amount reported in this column for each NEO reflects the dollar amount of base salary paid, including salary increases.
(3)	The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Compensation and Human Resources Committee which amount is reflected in the column “All Other Compensation”.
(4)	In 2012, we contributed $63,913 to Mr. Gandossi’s retirement plan under our North American retirement program which amount is reflected in the columns “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”. Details of our North American and European retirement programs are set out beginning on page 37 of this Proxy Statement.
(5)	In 2012, we contributed $36,027 to Mr. Isacson’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.
(6)	In 2012, we contributed $39,859 to Mr. Ridder’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.
(7)	In 2012, we contributed $36,265 to Mr. Nossol’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.
(8)

Stock awards previously awarded to NEOs consist primarily of performance shares and units issued under the 2004 Plan and performance share units issued under the 2010 Plan. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our NEOs in 2012 and prior fiscal years as determined in accordance with ASC 718. In March 2012, 18,238 performance share units were issued to Claes-Inge Isacson as a result of the extension of his employment contract by one year. In 2011, Shares were issued to our NEOS in connection with the vesting of performance shares and units granted to such persons in 2008. The fair value of these awards is based on a Share price of $11.95, being the closing price at the time of vesting. The fair value of these awards had previously been disclosed at $nil for the 2010 and 2009 fiscal years because, pursuant to ASC 718, the performance shares and units previously awarded to NEOs were not considered to be granted until fiscal year 2011 due to the fact that the underlying performance conditions were based on performance targets which are not determinable until December 31, 2010. In addition, in February 2011, we granted performance share units to our NEOs under our 2010 Plan, of which one half are scheduled to vest on January 1, 2014 while the remaining performance share units are scheduled to vest in equal amounts on January 1, 2015 and 2016, respectively. The fair value of these performance share units is disclosed as $nil for the 2011 fiscal year because, pursuant to ASC 718, those performance share units will not be considered to be granted until December 31, 2014, due to the fact that the underlying performance targets will not be determinable until that time. As at the date hereof, the closing daily share price since the performance share units were awarded ranged from a high of $14.88 to a low of $5.34. Details on the stock awards can be found in the Grant of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year End Table on pages 43 and 44 of this Proxy Statement.
(9)	The amount set forth in this column for Mr. Gandossi reflects the annual change in the value, including interest, of his unfunded account, which account records those retirement plan contributions in excess of the applicable statutory limit.
(10)	Included in “All Other Compensation” for the fiscal years ended December 31, 2012, 2011 and 2010 are benefits and perquisites which consist of the following:

Name	Year	Auto ($)	Retirement Plan Contributions ($)	Other ($)
Jimmy S. H. Lee	2012	—	—	$96,450 (living allowance)
	2011	—	—	$104,393 (living allowance)
	2010	—	—	$99,456 (living allowance)

David M. Gandossi	2012	11,397	22,984	$3,083 (life insurance and special medical)
	2011	11,453	22,693	$2,272 (life insurance and special medical)
	2010	10,967	21,363	$2,095 (life insurance and special medical)

Claes-Inge Isacson	2012	248	36,027	—
	2011	168	53,185	—
	2010	529	47,693	—

Wolfram Ridder	2012	10,428	39,859	—
	2011	11,287	41,870	—
	2010	10,550	38,327	—

Leonhard Nossol	2012	13,807	36,265	—
	2011	14,945	37,596	—
	2010	14,238	33,855	—

(11)	In addition to 106,755 Shares issued to Mr. Lee in 2011 in connection with the vesting of performance awards granted in 2008 (having a grant date fair value of $1,275,722), Mr. Lee was also granted 200,000 shares of restricted stock in February 2011 in connection with his role as our Chief Executive Officer. One fifth of these awards vested on each of March 1, 2012 and March 1, 2013, while the remaining shares will vest and become non-forfeitable in equal amounts on March 1, 2014, 2015 and 2016, respectively. These shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment. The grant date fair value of this award is based on a share price of $12.87 per share, being the trading price at the time of grant.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Chief Executive Officer. Mr. Lee is a party to an amended and restated employment agreement with us dated effective April 28, 2004 which provides for an annual base salary of €325,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Board or the Compensation and Human Resources Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Chief Financial Officer, Executive Vice President. Mr. Gandossi is a party to an employment agreement with us dated effective August 7, 2003 which provides for an annual base salary of C$320,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), participation in our bonus program and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi as chief financial officer, executive vice-president and secretary for a period of 36 months, with an automatic 12 month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Chief Operating Officer. Mr. Isacson is a party to an amended and restated employment agreement with us dated March 7, 2012 which provides for an annual base salary of €360,500 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), an annual bonus based on two months’ salary and the achievement of specific objectives with an opportunity to exceed same in the event of exceptional performance. Mr. Isacson is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate on July 31, 2013.

Group Controller Europe, Managing Director Rosenthal. Mr. Nossol is a party to an employment agreement with our wholly-owned subsidiary ZPR GmbH (formerly ZPR Geschäftsführungs GmbH) dated effective August 18, 2005 which provides for an annual base salary of €200,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Vice President, Business Development. Mr. Ridder is a party to an employment agreement with our wholly owned subsidiary Stendal Pulp Holding GmbH dated effective October 2, 2006 which provides for an annual base salary of €247,200 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon between Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of each year by giving six months’ notice and in any event will terminate at the time Mr. Ridder reaches the age of 65. In the event of a direct or indirect change in majority ownership of the Company, the notice period increases to twelve months.

Grant of Plan-Based Awards Table

The following table sets forth information regarding awards granted pursuant to both our 2010 Plan and its predecessor 2004 Plan during 2012 to our NEOs:

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jimmy S.H. Lee	—	—	—	—	—	—	—	—	—	—	—
David Gandossi	—	—	—	—	—	—	—	—	—	—	—
Claes-Inge Isacson	—	—	—	—	9,119	13,679	18,238	—	—	—	—
Leonhard Nossol	—	—	—	—	—	—	—	—	—	—	—
Wolfram Ridder	—	—	—	—	—	—	—	—	—	—	—

(1)	The Compensation and Human Resources Committee did not grant any awards under the 2010 Plan in respect of fiscal 2012 to our NEOs, other than 18,238 performance share units issued to Claes-Inge Isacson in March 2012 as a result of the extension of his employment contract by one year.
(2)	The “Threshold” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the Compensation and Human Resources Committee). If threshold performance is not satisfied, a NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents the number of Shares issuable if performance objectives are achieved (as determined by the Compensation and Human Resources Committee) and the “Maximum” amount reported represents vesting of 100% of the performance award if the maximum realistic objective is achieved (as determined by the Compensation and Human Resources Committee). See page 37 of this Proxy Statement for further details on the performance criteria used by the Compensation and Human Resources Committee.
(3)	Stock awards previously awarded to NEOs consist primarily of performance share units granted in March 2011 under the 2010 Plan. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our NEOs in 2012 and prior fiscal years as determined in accordance with ASC 718. Pursuant to ASC 718, the performance share units awarded to NEOs in 2011 were not considered to be granted until fiscal year 2014 due to the fact that the underlying performance conditions were based on performance targets which were not determinable until December 31, 2013. The fair value of performance share units granted in March 2012 is disclosed as $nil for the 2012 fiscal year.

Narrative Disclosure to Grant of Plan-Based Awards Table

2010 Stock Incentive Plan

In March 2012, Mr. Isacson was awarded an additional 18,238 performance share units in connection with his entering into an amended and restated employment agreement with the Company. Each performance share unit represents one Share and up to the maximum number of Shares is scheduled to vest between July 31, 2012 and July 31, 2013 depending upon the achievement of certain specified performance criteria including Company performance, Share price performance and individual performance.

In the event of a change of control, the performance share units may vest earlier but remain subject to the aforementioned performance criteria in determining the exact number of Shares which will vest with the individual.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our NEOs at December 31, 2012:

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Jimmy S. H. Lee	—		—	—	—	—	160,000	1,145,600	198,008		1,417,737
David M. Gandossi	100,000	(5)	—	—	5.65	September 10, 2013	—	—	92,883		665,042
Claes-Inge Isacson	—		—	—	—	—	—	—	18,238	(6)	130,584
Leonhard Nossol	25,000	(7)	—	—	7.92	September 10, 2015	—	—	51,565		369,205
Wolfram Ridder	20,000	(8)	—	—	7.92	September 10, 2015	—	—	57,339		410,547

(1)	Reflects the unvested balance of the 200,000 shares of restricted stock granted to Jimmy Lee in February 2011 in connection with his role as our Chief Executive Officer. One fifth of these awards vested on March 1, 2012 and one fifth on March 1, 2013, while the remaining Shares will vest and become non-forfeitable in equal amounts on March 1, 2014, 2015 and 2016, respectively.
(2)	Based on the closing Share price of $7.16 per Share on the NASDAQ Global Market as at December 31, 2012.
(3)	Reflects performance awards granted to our NEOs in March 2011. The vesting of such awards is contingent upon the achievement of specified performance objectives at the end of a three-year performance cycle which will end on December 31, 2013. These performance awards are scheduled to vest between January 1, 2014 and January 1, 2016 (with the exception of the performance awards granted to Mr. Isacson which are scheduled to vest between July 31, 2012 and July 31, 2013).
(4)	Based on the closing Share price of $7.16 per Share on the NASDAQ Global Market as at December 31, 2012.
(5)	Mr. Gandossi’s options to acquire up to 100,000 Shares became fully vested on September 10, 2006.
(6)	In March 2012, Mr. Isacson was awarded an additional 18,238 performance share units in connection with his entering into an amended and restated employment agreement with the Company.
(7)	Mr. Nossol’s options to acquire up to 25,000 Shares became fully vested on September 9, 2007.
(8)	Mr. Ridder’s options to acquire up to 20,000 Shares became fully vested on September 9, 2007.

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year-End Table

2011 Performance Share Unit and Restricted Stock Grant

In February 2011, we awarded performance share units under our 2010 Plan to our NEOs in respect of fiscal 2010 as an incentive for the creation of long-term competitive operating excellence and Shareholder value. Messrs. Lee, Gandossi, Ridder and Nossol received 198,008, 92,883, 57,339 and 51,565 performance share units, respectively. In March 2012, Mr. Isacson was awarded an additional 18,238 performance share units in connection with his entering into an amended and restated employment agreement with the Company.

Each such performance share unit represents one Share and up to the maximum number of Shares is scheduled to vest annually between January 1, 2014 and January 1, 2016 (with the exception of the performance share units granted to Mr. Isacson which are scheduled to vest between July 31, 2012 and July 31, 2013) depending upon the achievement of certain specified performance criteria including Company performance, Share price performance and individual performance. Performance is measured over a three year-period which commenced on January 1, 2011 and will end on December 31, 2013. Determinations as to the achievement of the performance objectives by a NEO and the number of Shares that ultimately vest and are awarded are made by the Compensation and Human Resources Committee at the end of the three-year performance period with reference to the following performance criteria:

•

40% is based upon the Company’s Operating EBITDA (as measured by the Company as at December 31, 2010) in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period) compared to the Peer Group Companies;

•

40% is based upon the price (in local currency) of the Shares, as reported quarterly, annually and for the performance period, relative to the Peer Group Companies (and indexed to the first quarter of 2011); and

•

20% is based on individual leadership and strategic initiatives taken by the NEO as determined in the sole discretion of the Compensation and Human Resources Committee. In particular, the Committee will consider the extent to which an NEO has: contributed to the articulation of a clear, concise strategic direction for the Company; has demonstrated a clear understanding of the external conditions affecting the Company’s long-term prospects; has encouraged others to accept and adapt to necessary changes; and has identified strategic opportunities and supports activities that position the Company for future success.

In determining the number of Shares to be awarded to each NEO, the Compensation and Human Resources Committee will use the following table as guidance in evaluating the Company’s Operating EBITDA and share price performance relative to the Peer Group Companies:

Performance Level	Relative Measure (the Company against the Peer Group Companies)	Payout (% of maximum award)
Below Threshold	Less than 25th percentile	0
Threshold	25th percentile or better than two members of the peer group	50
Target	50th percentile or better than four members of the peer group	75
Maximum	75th percentile or better than six members of the peer group	100

For the purposes of determining the performance levels outlined above, Operating EBITDA will be derived from financial information calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States as measured by the Company as at December 31, 2011. The Compensation and Human Resources Committee retains the discretion to consider differences in GAAP reporting among the Peer Group Companies in measuring EBITDA performance, as several of the Peer Group Companies will be reporting their results of operations in 2012 pursuant to “International Financial Reporting Standards” or already do so.

In the event of a change of control, the performance share units may vest earlier but remain subject to the aforementioned performance criteria in determining the exact number of Shares which will vest with the individual.

On March 1, 2011, the Compensation and Human Resources Committee granted 200,000 shares of restricted stock under the 2010 Plan to Mr. Lee, in connection with his role as Chief Executive Officer. One fifth of these restricted shares vested and became non-forfeitable on each of March 1, 2012 and March 1, 2013. The remaining 120,000 shares will vest and become non-forfeitable in equal annual amounts on March 1, 2014, 2015 and 2016, respectively. These remaining shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment.

Option Exercises and Stock Vested

The following table discloses the amounts received by our NEOs upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise or Vesting ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Jimmy S.H. Lee	—	—	40,000	(1)	335,200	(2)
David M. Gandossi	—	—	—		—
Claes-Inge Isacson	—	—	26,262	(3)	164,925	(4)
Leonhard Nossol	—	—	—		—
Wolfram Ridder	—	—	—		—

(1)	Reflects the vesting of shares of restricted stock granted to Jimmy Lee in February 2011.
(2)	Based on the closing Share price of $8.38 per Share on the NASDAQ Global Market on March 1, 2012.
(3)	Reflects the vesting of performance share units granted to Claes-Inge Isacson in February 2011.
(4)	Based on the closing Share price of $6.28 per Share on the NASDAQ Global Market on August 17, 2012.

Non-Qualified Deferred Compensation

We do not maintain a retirement program for our Chief Executive Officer. We do maintain two separate retirement programs for our other North American and European executive officers.

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (C$22,970 in 2012). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 4.79%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Financial Officer is our only NEO participating in our North American program. In 2012, we contributed or accrued $63,913 on Mr. Gandossi’s behalf under the terms of the program.

Similarly, under the terms of our European program, we make a contribution to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% gross salary and 50% cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€5,645 in 2012), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Isacson, Ridder and Nossol, for whom, in 2012, we contributed on their behalf under the terms of the program, $36,027, $39,859 and $36,265, respectively.

The following table sets forth information regarding contributions, earnings and account balances described above for our NEOs under our retirement programs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earning in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Jimmy S.H. Lee	—	—	—	—	—
David M. Gandossi	—	40,930	8,675	—	246,721
Claes-Inge Isacson	—	28,768	—	—	—
Leonhard Nossol	—	29,006	—	—	—
Wolfram Ridder	—	32,600	—	—	—

(1)	Amounts in this column reflect our contributions to each of our NEOs’ respective retirement plan which are in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 40 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Gandossi and under the “All Other Compensation” column for all of our other NEOs.
(2)	The amount in this column reflects interest accrued based on a notional growth rate of 3.93%.
(3)	No amounts are shown in this column for the NEOs participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our NEOs in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2012.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration ($)(1)	Total ($)
Jimmy S. H. Lee	3,777,949	—	—	3,777,949
David M. Gandossi	927,464	—	151,000	1,078,464
Claes-Inge Isacson	772,081	—	—	772,081
Leonhard Nossol	218,769	—	—	218,769
Wolfram Ridder	262,627	—	—	262,627

(1)	Based on the closing price of $7.16 per Share on the NASDAQ Global Market on December 31, 2012.

Change in Control

We have agreed to provide certain benefits to our NEOs if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2012.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration ($)(1)	Total ($)
Jimmy S. H. Lee	3,777,949	—	—	3,777,949
David M. Gandossi	2,782,391	—	151,000	2,933,391
Claes-Inge Isacson	772,081	—	—	772,081
Leonhard Nossol	—	—	—	—
Wolfram Ridder	526,934	—	—	526,934

(1)	For the purposes of the 2010 Plan, these amounts assume a change of control and triggering event have occurred and the vesting of all awards under the plan have been accelerated.

Narrative Discussion on Potential Payments upon Termination or Change of Control

2010 Stock Incentive Plan

In addition, under the 2010 Plan, all unvested shares of restricted stock (Mr. Lee only) will vest if a triggering event occurs within 12 months following a change of control. The 2010 Plan has detailed definitions of “change of control” and “triggering event”. Generally speaking, a change of control occurs if (i) we sell or otherwise dispose of all our substantially all of our assets; (ii) someone acquires 50% or more of our Shares; or (iii) 50% of our Shares are held by new Shareholders after a merger or consolidation of the Company. Any one of the following events would constitute a triggering event under our 2010 Plan: (i) the termination of the relevant employee without cause; (ii) the occurrence of constructive termination; or (iii) the outstanding awards are not assumed or substituted by the Company or a successor entity thereof. If the employment of the NEOs had been terminated under these conditions at the end of 2012, Mr. Lee would be entitled to the vesting of the 160,000 unvested shares of restricted stock then held by him, valued at $1,145,600 (based on a the closing price of $7.16 per Share at December 31, 2012 on the NASDAQ Global Market).

Performance awards granted under the 2010 Plan also vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. Due to the number of factors that affect the nature and amount of any benefits provided upon the happening of such events, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the achievement of performance thresholds and the Company’s stock price.

Contractual Obligations

The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or resigns for good reason, he will be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus, and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination. Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) a person, directly or indirectly: (a) becoming the beneficial owner of the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (b) having sole and/or shared voting or dispositive power over the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Pursuant to terms of his employment agreement with us, if Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change of control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement. The agreement also provides that, if in connection with or within eighteen months of a change of control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his then current annual base salary plus the highest of (i) his then-current annual bonus, (ii) his highest variable pay and annual incentive bonus for the last three years and (iii) 50% of his current annual base salary. Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) notification by us that a person has become the beneficial owner of or has sole and/or shared voting or dispositive power over more than 20% of our Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the commencement by a person of a tender offer for more than 20% of our shares; (6) the sale of all or substantially all of our assets; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution. In addition, all unvested rights in any stock option or other benefit plans will vest in full.

The terms of Mr. Isacson’s employment agreement obligate us to provide, in the event of dismissal without cause or a change of control, a specified severance entitlement equal to eighteen months base salary plus the target bonus. The agreement defines a “change of control” as the completion of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the voting equity of the new entity is held by persons who were not stockholders prior to the transaction.

The terms of Mr. Nossol’s employment agreement provide for a six month notice period in case of termination. The agreement does not contain a change of control provision.

The terms of Mr. Ridder’s employment agreement provide for a six month notice period in case of termination and 12 months in the event of a change of control which is defined as a direct or indirect change in majority ownership of the Company.

In addition to the terms provided for in the individual employment agreements, our 2010 Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change of control. The Compensation and Human Resources Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Plan upon the closing of a transaction that results in a change of control.

PROPOSAL 2—INDEPENDENT ACCOUNTANTS AND AUDITORS

Ratification of Independent Auditors

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors as a matter of good corporate practice.

We initially appointed PricewaterhouseCoopers LLP as our independent auditors effective May 10, 2007 and received Shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event PricewaterhouseCoopers LLP are not ratified as our auditors at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our auditors without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Accountants’ Fees

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2012 and 2011:

	Year Ended December 31,
	2012	2011
Audit Fees(1)	$1,218,613	$1,260,681
Audit-Related Fees(2)	$192,278	$32,613
Tax Fees(3)	$264,510	$117,470

	$1,675,401	$1,410,764

(1)	Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for due diligence transaction services and services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar pension plan, due diligence related to financings and consultations concerning financial accounting and reporting standards.
(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

Consistent with the SEC’s requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor and the fees for such non-audit services. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. All services provided by our auditor, PricewaterhouseCoopers LLP, have been pre-approved by the Audit Committee.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company believes that the compensation policies for our NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory Shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our NEOs that is disclosed in this Proxy Statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s Shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2013 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2012, except for one report filed late resulting from the Company’s annual grant of 5,000 shares of restricted stock to Mr. Picchi in June 2012. The late report was the result of an inadvertent administrative error by our filing agent.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the annual meeting of Shareholders of the Company to be held in 2014 must be received by the Company on or before December 12, 2013. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such proxy statement and proxy in accordance with applicable law. If the Company does not receive by March 8, 2014 notice of any Shareholder proposal to be presented at the annual Shareholders’ meeting to be held in 2014 , the Company’s management will have discretionary authority to vote proxies received for such meeting with respect to any such proposal. Shareholder proposals should be sent to the Secretary, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Our 2012 Annual Report will be mailed to Shareholders with this Proxy Statement. Additionally, this Proxy Statement and the 2012 Annual Report are available at www.mercerint.com. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (except for information in such document that is deemed not to be filed) is incorporated by reference into this Proxy Statement. Copies of our Form 10-K for the fiscal year ended December 31, 2012, may be obtained from Mercer International Inc. Attention: Shareholder Information, c/o Suite 1120, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8, Canada (Tel: (604) 684-1099). This Proxy Statement and our Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ JIMMY S.H. LEE
Jimmy S.H. Lee
Chairman of the Board

Date: April 17, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Mercer International, Inc. 01MAHC 1 U P X + Annual General Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote “FOR” each of the following nominees listed and “FOR” Proposals 2 and 3. For Against Abstain 2. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors. 4. In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the meeting. For Against Abstain 3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. 1. Election of Directors: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Jimmy S.H. Lee 02 - William D. McCartney 03 - Eric Lauritzen 04 - Graeme A. Witts 05 - Bernard J. Picchi 06 - James Shepherd 07 - R. Keith Purchase 08 - Nancy Orr B Non-Voting Items C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 30, 2013. Vote by Internet Go to www.investorvote.com/merc Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

. Suite 1120, 700 West Pender Street Vancouver, British Columbia Canada V6C 1G8 THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC. The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and vote as designated below all the common shares of Mercer International Inc. held of record by the undersigned on March 22, 2013 at the Annual General Meeting of Shareholders to be held on May 31, 2013, or at any adjournment, postponement or rescheduling thereof. This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and such other business as may properly come before the meeting. (Continued on reverse side.) PROXY — MERCER INTERNATIONAL INC. You can view the 2012 Annual Report on Form 10-K, and the Proxy Statement at: www.mercerint.com qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q